Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Heska Corporation:

We consent to the incorporation by reference in the Registration Statements File Nos. 333-102871, 333-30951, 333-34111, 333-39448, 333-47129, 333-72155, 333-38138, 333-55112, 333-82096, 333-89738, 333-106679, 333-112701, 333-115995, 333-123196 and 333-132916 (Form S-8) of Heska Corporation and subsidiaries of our report dated March 29, 2006, with respect to the consolidated balance sheet of Heska Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2005 and related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Heska Corporation and subsidiaries.

/s/    KPMG LLP

Denver, Colorado

March 26, 2007